Exhibit 99.1

National Interstate Corporation Reports Preliminary 2012 Results

•	Gross premiums written increased in 2012: fourth quarter up 37%, full year up 9%

•	2012 fourth quarter and full year net income trail last year

•	Management to present at Bank of America Merrill Lynch 2013 Insurance Conference

•	Earnings conference call to be held on February 27, 2013

Richfield, Ohio, February 7, 2013 – National Interstate Corporation (Nasdaq: NATL) today reported gross premiums written and anticipated earnings per share for the 2012 fourth quarter and full year. Gross premiums written increased 37% for the 2012 fourth quarter and 9% for the 2012 full year compared to the same 2011 periods reflecting growth in the alternative risk transfer (ART) and transportation components. The Company’s estimated net income for the 2012 fourth quarter was impacted by higher claims costs that were partially offset by realized gains from investments. The Company estimates that net income for the 2012 full year will be 2% - 5% below last year.

Gross Premiums Written

The table below summarizes gross premiums written by business component:

	Three Months Ended December 31,
	2012		2011
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$91,925	58.6%	$62,542	54.6%

Transportation	48,136	30.7%	36,358	31.7%
Specialty Personal Lines	11,353	7.2%	10,644	9.3%
Hawaii and Alaska	3,419	2.2%	3,465	3.0%
Other	2,008	1.3%	1,645	1.4%

Gross premiums written	$156,841	100.0%	$114,654	100.0%

	Year Ended December 31,
	2012		2011
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$316,114	55.2%	$285,352	54.2%

Transportation	180,786	31.5%	162,870	30.9%
Specialty Personal Lines	51,026	8.9%	53,729	10.2%
Hawaii and Alaska	18,383	3.2%	18,137	3.5%
Other	7,161	1.2%	6,225	1.2%

Gross premiums written	$573,470	100.0%	$526,313	100.0%

The Company experienced significant top line growth in the 2012 fourth quarter, resulting in an increase of 9% in 2012 full year gross premiums written compared to 2011. Both ART and transportation were up significantly for the 2012 fourth quarter with growth of 47% and 32%, respectively compared to the prior year. 2012 full year gross premiums written for both the ART and transportations components increased 11%, specialty personal lines decreased 5%, and Hawaii and Alaska was flat compared to full year 2011.

The 2012 fourth quarter growth in the ART component is attributable primarily to new national account business as well as increasing rates which were partially offset by declines related to certain program business that is in run-off. National account business is comprised of larger entities for which the Company designs customized alternative risk programs. Due to their relative size, new national accounts are often in the pipeline for multiple periods and can cause lumpiness in quarterly gross premiums written.

The transportation component also showed significant growth during the 2012 fourth quarter. Product extensions and rate increases contributed to the growth. Growth in the truck and moving and storage products were the major contributors to the gross premiums written increase for the component in both the 2012 fourth quarter and full year.

The Company has been experiencing rate increases, in the ART, transportation and specialty personal lines components with increasing magnitude throughout 2012, which is expected to continue in 2013.

Estimated Earnings

Net income, determined in accordance with U.S. generally accepted accounting principles (GAAP), includes items that may not be indicative of our ongoing operations. The following table identifies such items and reconciles estimated net income to net income from operations, a non-GAAP financial measure that we believe is a useful tool for investors and analysts in analyzing ongoing operating trends.

	Three Months Ended December 31,
	2012 Expected Range		2011[1]
	(In thousands, except per share data)
Net after-tax earnings from operations per share, diluted	$0.28	$0.30	$0.57
After-tax net realized gain from investments per share, diluted	0.10	0.12	0.05
After-tax impact from balance sheet guaranty for Vanliner per share, diluted	0.01	0.03	0.01

Net income per share, diluted	$0.39	$0.45	$0.63

	Year Ended December 31,
	2012 Expected Range		2011[1]
Net after-tax earnings from operations per share, diluted	$1.51	$1.53	$1.77
After-tax net realized gain from investments per share, diluted	0.20	0.22	0.15
After-tax impact from balance sheet guaranty for Vanliner per share, diluted	0.01	0.03	(0.10)

Net income per share, diluted	$1.72	$1.78	$1.82

[1]	2011 results have been retrospectively adjusted for the changes to accounting for deferred policy acquisition costs required under Accounting Standards Update No. 2010-26 (“ASU 2010-26”).

Net after-tax earnings from operations include underwriting income and net investment income. After-tax realized gains from investments and the after-tax impact on underwriting results related to the balance sheet guaranty from the Vanliner Insurance Company acquisition are separately presented to better reflect the results related to ongoing business.

Underwriting Results:

The Company’s net income was adversely impacted by higher claims costs in the 2012 fourth quarter. Specifically, losses incurred from Superstorm Sandy and unfavorable development from prior year claims reduced 2012 fourth quarter net after-tax earnings from operations by approximately $.10 per share. This is in sharp contrast to the unusually strong 2011 fourth quarter underwriting results in which the Company experienced low claims frequency and severity in its passenger transportation products as well as favorable development from prior year claims. The Company has previously indicated that underwriting results can vary because of the timing of claims occurrences and does not view the 2012 unfavorable development from prior year claims to be significant.

Investments:

During the 2012 fourth quarter the Company sold investments to fund the special dividend paid to shareholders and to pay a portion of its outstanding debt, which in conjunction with the continued low interest rate environment adversely impacted net investment income for the quarter. The slightly lower net investment income for the 2012 fourth quarter was offset by realized gains of $.10 - $.12 per share from investments that were sold. For the 2012 full year, net investment income and realized gains from investments are estimated to be higher than the 2011 full year by approximately 17%.

Investor Conference

The Company’s management will make a presentation at the upcoming Bank of America Merrill Lynch 2013 Insurance Conference in New York City on February 13, 2013. The presentation may include forward-looking and other material information and will be available on the Company’s website at http://invest.natl.com.

Earnings Conference Call

The Company will hold a conference call to discuss the 2012 fourth quarter and full year results on Wednesday, February 27, 2013 at 10:00 a.m. Eastern Time. There are two communication modes available to listen to the call. Telephone access to the conference call and Q and A session will be available by dialing (877) 837-3911. Please dial in 5 to 10 minutes prior to the scheduled starting time. The conference call will be broadcast live over the Internet. To listen to the call via the Internet, access our website at http://invest.natl.com and follow the instructions at the web cast link. The archived web cast will be available shortly after the call on our website.

Forward-Looking Statements

This document, including any information incorporated by reference, contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995). All statements, trend analyses and other information contained in this press release relative to markets for our products and trends in our operations or financial results, as well as other statements including words such as “may,” “target,” “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project,” and other similar expressions, constitute forward-looking statements. We made these statements based on our plans and current analyses of our business and the insurance industry as a whole. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Factors that could contribute to these differences include, among other things: general economic conditions, any weaknesses in the financial markets and other factors, including prevailing interest rate levels and stock and credit market performance which may affect or continue to affect (among other things) our ability to sell our products and to collect amounts due to us, our ability to access capital resources and the costs associated with such access to capital and the market value of our investments; our ability to manage our growth strategy, customer response to new products and marketing initiatives; tax law and accounting changes; increasing competition in the sale of our insurance products and services and the retention of existing customers; changes in legal environment; regulatory changes or actions, including those relating to regulation of the sale, underwriting and pricing of insurance products and services and capital requirements; levels of natural catastrophes, terrorist events, incidents of war and other major losses; adequacy of insurance reserves; and availability of reinsurance and ability of reinsurers to pay their obligations. The forward-looking statements herein are made only as of the date of this document. The Company assumes no obligation to publicly update any forward-looking statements.

About National Interstate Corporation

An Insurance Experience Built Around You.

National Interstate Corporation (Nasdaq: NATL), founded in 1989, is the holding company for a specialty property-casualty insurance group which differentiates itself by offering products and services designed to meet the unique needs of niche markets. Products include insurance for passenger, truck, and moving and storage transportation companies, alternative risk transfer, or captive programs for commercial risks, specialty personal lines products focused primarily on recreational vehicle owners and small commercial vehicle accounts, and transportation and general commercial insurance in Hawaii and Alaska. The Company’s insurance subsidiaries, including the three primary insurers, National Interstate Insurance Company, Vanliner Insurance Company and Triumphe Casualty Company, are rated “A” (Excellent) by A.M. Best Company. Headquartered in Richfield, Ohio, National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE: AFG) (Nasdaq: AFG).

Contact:

Tanya Inama

National Interstate Corporation

877-837-0339

investorrelations@natl.com

www.natl.com